SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

CROSSROADS CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant

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EXPLANATORY NOTE

On April 17, 2017, Crossroads Capital, Inc. (“Crossroads”) filed definitive proxy statements with the U.S. Securities and Exchange Commission in connection with Crossroads’ upcoming 2017 Annual Meeting of Stockholders and Special Meeting of Stockholders. Both meetings of stockholders are to be held on June 2, 2017. On April 24, 2017 the following additional definitive materials have been mailed to stockholders as part of the solicitation of proxies.

THIS LETTER IS EXTREMELY IMPORTANT TO YOUR

SHAREHOLDINGS

You are receiving TWO sets of proxy materials from Crossroads Capital, Inc. for stockholder meetings to occur on June 2, 2017. One meeting will be a special meeting and the other will be an annual meeting. You must vote for each meeting separately. Please vote both enclosed proxies.

At the annual meeting, we will ask our stockholders to elect three director nominees and to ratify the selection of Tait, Weller & Baker, LLP as Crossroads’ independent registered public accountant for the 2017 fiscal year.

At the special meeting, we will ask our shareholders to approve a plan of liquidation so that Crossroads may convert into a liquidating trust and ultimately distribute to stockholders all our assets as cash.

We ask that you please vote both proxies by either:

(i)	returning the enclosed proxy cards in the pre-paid, self-addressed envelope provided;

(ii)	calling toll-free at 1-800-690-6903; or

(iii)	using the website of our proxy tabulator at www.proxyvote.com as indicated on the proxy cards.

Please see the enclosed materials for additional information and voting instructions concerning these important matters.

CROSSROADS CAPITAL, INC.

128 N. 13th Street, #1100

Lincoln, Nebraska 68508

Dear Stockholder of Crossroads Capital, Inc.:	April 24, 2017

On Friday, June 2nd, 2017 we will be holding two stockholder meetings at our offices in Lincoln, Nebraska. The first meeting will be Crossroads’ annual meeting, which will be immediately followed by a special meeting. Enclosed are proxy cards and proxy statements that contain important information about the matters to be presented for a vote at each meeting.

The special meeting is the culmination of almost two years of work since a new board of directors was elected in July 2015 as a result of a proxy contest conducted by Bulldog Investors, a group of investment partnerships managed by Phil Goldstein and me.

Since then, Crossroads’ new board has been seeking to eliminate the large discount to net asset value at which Crossroads’ shares have been trading for many years through a combination of expense reductions and sales of portfolio investments. We have sought to generate cash to return to stockholders and, if all matters are approved at the special meeting, the first cash distribution is anticipated to be no less than $1.60 per share.

At the special meeting, we are seeking stockholder approval to authorize a plan of liquidation. The performance of Crossroads’ legacy investments, all originally made by prior management, has been disappointing. As Crossroads’ largest investor, Bulldog Investors has felt that pain. However, we believe that approving the plan of liquidation will eventually result in eliminating Crossroads’ discount to net asset value and maximize stockholder value.

If stockholders approve the plan and an initial $1.60 per share distribution is made, your shares will be converted into non-transferable units of a liquidating trust with approximately $3.8 million in cash and $7.96 million in fair valued securities (as of December 31, 2016). The trustees and administrator of the new liquidating trust entity will essentially be the same team that has overseen and managed the Fund since December 2015. We intend to continue to diligently shepherd the liquidation process until the trust’s final wrap up and dissolution. While the size and timing of remaining distributions is unpredictable, we will be mindful of expenses and diligent in our efforts to maximize value in a timely fashion.

We ask that you vote both the enclosed proxy cards today. The Board of Directors has recommended that you vote FOR all proposals at both meetings.

Should you have any questions, please don’t hesitate to call us at (402) 261-5345. Thank you for your support.

Sincerely,

Andrew Dakos
Chairman of the Board of Directors